Exhibit 99.2

January 14, 2010

Dear Stockholder:

We are aware that you may have received an unsolicited mini-tender offer by CMG Acquisition Co., LLC (“CMG”) dated December 21, 2009 to purchase shares of Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) for a price of $1.50 per share.  Although some stockholders consider such offers a nuisance, CMG’s demand for ownership of our shares demonstrates their belief, as stated in the offer, that our shares are worth more than the offer price and the offer may not represent a fair assessment of the shares’ potential value if a liquidation of our assets were to occur.  Please note that CMG states in the offer that they are seeking to acquire shares for investment purposes and are only seeking 800,000 of our approximately 481 million shares outstanding representing 0.17%.

CMG and its offer are not affiliated with Inland Western. Based upon the information known today, our Board of Directors has unanimously determined that the offer is not in the best interest of the stockholders.  Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer.

The Board of Directors believes that the current estimated value of our shares is in excess of the CMG offer price.  Although current market conditions, including lower real estate prices and restricted sources of credit may have a negative impact on the share value, the Board of Directors strongly believes that the estimated value of our shares is in excess of $1.50 per share.  However, we can give no assurance that stockholders could sell their shares above $1.50 per share.

Stockholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers.  Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the Securities and Exchange Commission (“SEC”). The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
Chief Executive Officer and President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in Inland Western’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com